Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 2019
RUSTON, Louisiana (October 23, 2019) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $14.6 million for the quarter ended September 30, 2019. This represents an increase of $2.3 million from the quarters ended June 30, 2019, and September 30, 2018. Diluted earnings per share for the quarter ended September 30, 2019, was $0.62, up $0.10 from both the linked quarter and the quarter ended September 30, 2018.
"We are pleased to report another record quarter with record net income and net interest income." said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. "We continue to see successful organic loan and deposit growth across our markets. Our team delivered outstanding noninterest-bearing deposit growth which contributed to lower total deposit costs. We believe robust loan demand, strong loan pipelines and a proven strategy for growing low-cost core deposits should position us for success as we navigate the current interest rate environment."
Third Quarter 2019 Summary

•
Net interest income reached a historical quarterly high of $44.6 million for the quarter ended September 30, 2019, compared to $43.0 million for the quarter ended June 30, 2019, and $39.5 million for the quarter ended September 30, 2018.

•
Noninterest income also reached a historical quarterly high of $12.9 million for the quarter ended September 30, 2019, compared to $11.2 million for the quarter ended June 30, 2019, and $10.2 million for the quarter ended September 30, 2018.

•
Total loans held for investment were $4.19 billion, an increase of $203.9 million, or 5.1%, from June 30, 2019, and an increase of $587.4 million, or 16.3%, from September 30, 2018. The yield earned on total loans held for investment during the quarter ended September 30, 2019, was 5.23%, compared to 5.29% for the linked quarter and 5.00% for the quarter ended September 30, 2018.

•
Total deposits increased by $429.3 million, or 11.1%, from June 30, 2019, and increased by $557.2 million, or 14.9%, from September 30, 2018. Noninterest-bearing deposits increased by $151.2 million, or 15.1%, compared to the linked quarter, and increased by $178.4 million, or 18.3%, from September 30, 2018. The average rate paid on interest-bearing deposits was 1.59% compared to 1.61% for the linked quarter and 1.16% for the quarter ended September 30, 2018.

•	Nonperforming loans held for investment to total loans held for investment was 0.75% at September 30, 2019, compared to 0.76% at June 30, 2019, and 0.74% at September 30, 2018.

•
Net charge-offs for the quarter ended September 30, 2019, were $3.0 million compared to $677,000 for the quarter ended June 30, 2019, largely driven by a $3.0 million charge-off of a single commercial loan relationship.

•	Our efficiency ratio was 60.98% for the quarter ended September 30, 2019, compared to 68.51% and 69.06% for the quarters ended June 30, 2019, and September 30, 2018, respectively.

Results of Operations for the Three Months Ended September 30, 2019
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended September 30, 2019, was $44.6 million, reflecting an increase of $1.7 million, or 3.8%, compared to the linked quarter. The increase was primarily driven by increases in the average balance of loans held for investment, and was partially offset by declines in the yield on loans held for investment and declines in the average balances and yields of investment securities. In addition, the third quarter of 2019 was positively impacted by an additional day in the current quarter.
Interest-bearing deposit expense remained stable, increasing marginally to $11.6 million compared to $11.5 million for the quarter ended June 30, 2019. The increase included a $126,000 expense that was driven by an additional day in the current quarter (as mentioned above) and a $69,000 expense that was driven by an increase in the average balance of interest-bearing deposits compared to the linked quarter. These increases were partially offset by a $112,000 decline in the rate paid on outstanding balances. Average noninterest-bearing deposits increased by $58.3 million, or 5.7%, compared to the linked quarter and by $92.0 million, or 9.3%, compared to September 30, 2018.
The fully tax-equivalent net interest margin ("NIM") was 3.69% for the third quarter of 2019, a one basis point decrease from the second quarter of 2019 and a seven basis point decrease from the third quarter of 2018. The net interest spread was reduced by one basis point and 16 basis points, respectively, when compared to the three months ended June 30, 2019, and the three months ended September 30, 2018. The decrease in the net interest spread compared to the three months ended September 30, 2018, was due primarily to deposit pricing pressures which were partially offset by the lower cost of borrowings. The rate paid on total interest-bearing liabilities for the quarter ended September 30, 2019, was 1.65%, representing a decrease of three basis points and an increase of 39 basis points compared to the linked quarter and the quarter ended September 30, 2018, respectively. The yield earned on interest-earning assets decreased four basis points and increased 23 basis points compared to the linked quarter and the quarter ended September 30, 2018, respectively. The decline in asset yields on a linked quarter basis was primarily caused by declining loan yields, which decreased by five basis points, driven by an interest rate cut by the Federal Reserve in August 2019. The reduction in asset yields caused by loan yield declines was partially offset by an asset mix change during the third quarter, with loans comprising a higher percentage of interest-earning assets when compared to the linked quarter. The Company expects that the impact of the Federal Reserve's September rate cut will be realized more fully in the fourth quarter of 2019.
Noninterest Income
Noninterest income for the quarter ended September 30, 2019, was $12.9 million, an increase of $1.7 million, or 15.2%, from the linked quarter. The increase in noninterest income over the linked quarter was primarily driven by increases of $1.2 million and $697,000 in swap fee income and limited partnership investment income, respectively. These increases were partially offset by a $367,000 decline in the change in fair value of equity investments. During the third quarter of 2019, the Company saw robust growth in service charges and fees driven by treasury management customers, with a 5.4% increase on a linked quarter basis.
Swap fee income during the third quarter was driven by the increased volume of new transactions compared to the linked quarter. Given the low interest rate environment, customers have the opportunity to lock in fixed rates through swaps, driving increases in swap fees. The increase in limited partnership investment income was driven by favorable valuation adjustments to certain limited partnership investments during the third quarter.
Noninterest Expense
Noninterest expense for the quarter ended September 30, 2019, was $35.1 million, a decrease of $2.0 million, or 5.5%, compared to the linked quarter. The decrease from the linked quarter included decreases of $1.2 million, $1.1 million and $236,000 in salaries and employee benefits, regulatory assessments and communications expenses, respectively. The decrease in salaries and employee benefits was driven by a $1.2 million reduction in self-insured medical expenses in the current quarter compared to the linked quarter, which was caused by large claims recorded during the second quarter of 2019, that were later partially released at a lower expense to the Company, resulting in a release in reserve of $570,000 during the current quarter. During the current quarter the Company recorded an FDIC assessment credit of approximately $1.0 million from the FDIC insurance fund. The Company's communications expenses in the third quarter were also favorably impacted by a $150,000 over billing credit from a legacy service provider. Partially offsetting the net decrease in noninterest expense were increases of $525,000 and $191,000 in loan related expenses and franchise tax expense, respectively. The increase in loan related expenses was primarily due to $441,000 in legal costs incurred in connection with two nonperforming loan relationships. In September 2019, the Company recorded a true-up of $213,000 after the completion of franchise tax returns for several states based on the 2018 tax year.

Financial Condition
Loans
Total loans held for investment at September 30, 2019, were $4.19 billion, an increase of $203.9 million, or 5.1%, compared to $3.98 billion at June 30, 2019, and an increase of $587.4 million, or 16.3%, compared to $3.60 billion at September 30, 2018. A significant portion of our loan growth continues to come from the Texas market.
For the quarter ended September 30, 2019, average loans held for investment were $4.07 billion, an increase of $177.0 million, or 4.6%, from $3.89 billion for the linked quarter. The quarter over quarter change reflected growth in all loan categories.
Deposits
Total deposits at September 30, 2019, were $4.28 billion, an increase of $429.3 million, or 11.1%, compared to $3.86 billion at June 30, 2019, and an increase of $557.2 million, or 14.9%, compared to $3.73 billion, at September 30, 2018. Brokered deposits contributed an increase of $166.2 million, or 38.7%, of the linked quarter increase and $51.6 million, or 9.3%, of the increase when compared to the same quarter in 2018.
Average total deposits for the quarter ended September 30, 2019, increased by $78.8 million, or 2.0%, over the linked quarter, led by increases of $113.7 million and $50.7 million and in average business deposits and average consumer deposits, respectively. These increases were partially offset by declines of $74.0 million and $26.6 million in average brokered deposits and average public fund deposits, respectively.
For the quarter ended September 30, 2019, average noninterest-bearing deposits as a percentage of total average deposits was 27.1%, compared to 26.1% for the quarter ended June 30, 2019, and 26.7% for the quarter ended September 30, 2018.
Borrowings
Average borrowings for the quarter ended September 30, 2019, increased by $39.7 million, or 9.1%, over the quarter ended June 30, 2019, and increased by $271.3 million, or 132.6% over the quarter ended September 30, 2018. The increase in average borrowings in the third quarter of 2019 compared to the linked quarter was driven by a $100.0 million long-term advance obtained from the Federal Home Loan Bank ("FHLB") during the third quarter. The advance bears interest at 35 basis points, has a 15 year fixed maturity and is callable quarterly at the option of the FHLB. The increase in third quarter average borrowings compared to the quarter ended September 30, 2018, was largely driven by the same $100.0 million FHLB advance and a $250.0 million advance obtained in the second quarter of 2019.
Stockholders' Equity
Stockholders' equity was $588.4 million at September 30, 2019, compared to $584.3 million and $531.9 million at June 30, 2019, and September 30, 2018, respectively. Net income of $14.6 million and other comprehensive income of $1.1 million for the three months ended September 30, 2019, were the primary drivers of the increase in stockholders' equity compared to June 30, 2019, and were partially offset by the $10.1 million repurchase of the Company's common stock and the dividend paid on the Company's common stock that occurred during the third quarter. The Company increased the dividend to $0.0925 from $0.0325 during the third quarter of 2019. Through dividends and share repurchases, we have returned $13.8 million to shareholders in 2019, with $12.3 million of that in the third quarter alone.

Credit Quality
The Company recorded provision expense of $4.2 million for the quarter ended September 30, 2019, compared to provision expense of $2.0 million for the linked quarter and $504,000 for the quarter ended September 30, 2018. The increase in provision expense from the linked quarter was primarily driven by an increase in charge-offs and, to a lesser extent, an increase in the general reserve due to growth in the loan portfolio. During the quarter ended September 30, 2019, the Company had net charge-offs of $3.0 million compared to net charge-offs of $677,000 for the linked quarter. The increase was driven by a $3.0 million write down of a single commercial loan relationship. The relationship is in the restaurant industry, and the Company has a remaining exposure in the industry of $73.0 million, or 1.7% of total loans at September 30, 2019. The Company's net charge-off ratio for the nine months ended September 30, 2019, is 0.11%, compared to 0.04% during the same period in 2018. Total nonperforming loans held for investment were $31.5 million at September 30, 2019, compared to $30.5 million and $26.6 million at June 30, 2019, and September 30, 2018, respectively.
Allowance for loan losses as a percentage of total loans held for investment was 0.89% at September 30, 2019, compared to 0.92% and 0.99% at June 30, 2019, and September 30, 2018, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 117.97% at September 30, 2019, compared to 120.36% and 134.54% at June 30, 2019, and September 30, 2018, respectively.
Total past due loans held for investment, defined as loans 30 days past due or more, as a percentage of loans held for investment was 0.72% at September 30, 2019, compared to 0.80% at June 30, 2019, and 0.69% at September 30, 2018.
Conference Call
Origin will hold a conference call to discuss its third quarter 2019 results on Thursday, October 24, 2019, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk191024.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding interest rate cuts by the Federal Reserve and the impact of those cuts on Origin's results of operations, and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "assuming," "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin's asset quality; changes in real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important deposit customer relationships; volatility and direction of market interest rates, which may increase funding costs or reduce interest-earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$44,622	$42,969	$42,026	$42,061	$39,497
Provision for credit losses	4,201	1,985	1,005	1,723	504
Noninterest income	12,880	11,176	11,604	10,588	10,237
Noninterest expense	35,064	37,095	35,381	35,023	34,344
Income before income tax expense	18,237	15,065	17,244	15,903	14,886
Income tax expense	3,620	2,782	3,089	2,725	2,568
Net income	$14,617	$12,283	$14,155	$13,178	$12,318
Basic earnings per common share	$0.62	$0.52	$0.60	$0.56	$0.52
Diluted earnings per common share	0.62	0.52	0.60	0.55	0.52
Dividends declared per common share	0.0925	0.0325	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	23,408,499	23,585,040	23,569,576	23,519,778	23,493,065
Weighted average common shares outstanding - diluted	23,606,956	23,786,646	23,776,349	23,715,919	23,716,779

Balance sheet data
Total loans held for investment	$4,188,497	$3,984,597	$3,838,343	$3,789,105	$3,601,081
Total assets	5,396,928	5,119,625	4,872,201	4,821,576	4,667,564
Total deposits	4,284,317	3,855,012	3,898,248	3,783,138	3,727,158
Total stockholders' equity	588,363	584,293	568,122	549,779	531,919

Performance metrics and capital ratios
Yield on loans held for investment	5.23%	5.29%	5.28%	5.17%	5.00%
Yield on interest earnings assets	4.81	4.85	4.86	4.75	4.58
Rate on interest bearing deposits	1.59	1.61	1.48	1.31	1.16
Rate on total deposits	1.16	1.19	1.11	0.96	0.85
Net interest margin, fully tax equivalent	3.69	3.70	3.80	3.82	3.76
Return on average stockholders' equity (annualized)	9.85	8.54	10.25	9.66	9.15
Return on average assets (annualized)	1.12	0.98	1.18	1.10	1.08
Efficiency ratio (1)	60.98	68.51	65.97	66.52	69.06
Book value per common share	$25.06	$24.58	$23.92	$23.17	$22.52
Common equity tier 1 to risk-weighted assets (2)	11.43%	11.93%	12.05%	11.94%	11.79%
Tier 1 capital to risk-weighted assets (2)	11.63	12.13	12.26	12.16	12.01
Total capital to risk-weighted assets (2)	12.45	12.97	13.10	12.98	12.88
Tier 1 leverage ratio (2)	10.88	11.10	11.23	11.21	11.34
____________________________

(1)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

(2)	September 30, 2019, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Financial Data

	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2019	2018
Income statement and share amounts	(Unaudited)	(Unaudited)
Net interest income	$129,617	$111,391
Provision (benefit)for credit losses	7,191	(709)
Noninterest income	35,660	30,652
Noninterest expense	107,540	96,213
Income before income tax expense	50,546	46,539
Income tax expense	9,491	8,112
Net income	$41,055	$38,427
Basic earnings per common share (1)	$1.75	$1.66
Diluted earnings per common share(1)	1.73	1.64
Dividends declared per common share	0.1575	0.0975
Weighted average common shares outstanding - basic	23,520,438	21,476,801
Weighted average common shares outstanding - diluted	23,722,384	21,700,515

Performance metrics
Yield on loans held for investment	5.26%	4.88%
Yield on interest earnings assets	4.84	4.45
Rate on interest bearing deposits	1.56	1.02
Rate on total deposits	1.15	0.76
Net interest margin, fully tax equivalent	3.73	3.73
Return on average stockholders' equity	9.54	10.22
Return on average assets	1.09	1.18
Efficiency ratio (2)	65.07	67.74
____________________________

(1)
Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the 2019 quarterly earnings per common share will not equal the year-to-date earnings per common share amount. Due to the impact of average preferred shares outstanding on the calculation of earnings per share for the 2018 period, the sum of quarterly periods may not agree to the amount disclosed for the 2018 year-to-date period.

(2)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Assets	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$79,005	$75,204	$66,312	$71,008	$60,716
Interest-bearing deposits in banks	229,757	124,356	44,928	45,670	59,721
Federal funds sold	—	—	—	—	20,000
Total cash and cash equivalents	308,762	199,560	111,240	116,678	140,437
Securities:
Available for sale	492,461	548,980	563,826	575,644	585,788
Held to maturity	28,759	28,897	19,033	19,169	19,602
Securities carried at fair value through income	11,745	11,615	11,510	11,361	11,273
Total securities	532,965	589,492	594,369	606,174	616,663
Non-marketable equity securities held in other financial institutions	49,205	49,008	42,314	42,149	39,283
Loans held for sale	67,122	58,408	42,265	52,210	50,658
Loans	4,188,497	3,984,597	3,838,343	3,789,105	3,601,081
Less: allowance for loan losses	37,126	36,683	35,578	34,203	35,727
Loans, net of allowance for loan losses	4,151,371	3,947,914	3,802,765	3,754,902	3,565,354
Premises and equipment, net	80,921	80,672	78,684	75,014	74,936
Mortgage servicing rights	19,866	21,529	23,407	25,114	26,163
Cash surrender value of bank-owned life insurance	37,755	33,070	32,888	32,706	32,487
Goodwill and other intangible assets, net	31,842	32,144	32,497	32,861	33,228
Accrued interest receivable and other assets	117,119	107,828	111,772	83,768	88,355
Total assets	$5,396,928	$5,119,625	$4,872,201	$4,821,576	$4,667,564
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,154,660	$1,003,499	$977,919	$951,015	$976,260
Interest-bearing deposits	2,309,387	2,011,719	2,101,706	2,027,720	1,985,757
Time deposits	820,270	839,794	818,623	804,403	765,141
Total deposits	4,284,317	3,855,012	3,898,248	3,783,138	3,727,158
FHLB advances and other borrowings	419,681	601,346	335,053	445,224	358,532
Junior subordinated debentures	9,664	9,657	9,651	9,644	9,637
Accrued expenses and other liabilities	94,903	69,317	61,127	33,791	40,318
Total liabilities	4,808,565	4,535,332	4,304,079	4,271,797	4,135,645
Commitments and contingencies	—	—	—	—	—
Stockholders' equity
Common stock	117,409	118,871	118,730	118,633	118,106
Additional paid-in capital	235,018	243,002	242,579	242,041	240,832
Retained earnings	229,246	216,801	205,289	191,585	179,178
Accumulated other comprehensive income (loss)	6,690	5,619	1,524	(2,480)	(6,197)
Total stockholders' equity	588,363	584,293	568,122	549,779	531,919
Total liabilities and stockholders' equity	$5,396,928	$5,119,625	$4,872,201	$4,821,576	$4,667,564

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$53,932	$51,461	$49,175	$47,819	$43,872
Investment securities-taxable	2,786	3,208	3,341	3,292	2,754
Investment securities-nontaxable	826	871	858	996	1,129
Interest and dividend income on assets held in other financial institutions	1,262	1,523	1,120	950	1,080
Federal funds sold	—	—	—	1	7
Total interest and dividend income	58,806	57,063	54,494	53,058	48,842
Interest expense
Interest-bearing deposits	11,623	11,540	10,497	8,980	7,891
FHLB advances and other borrowings	2,420	2,415	1,834	1,878	1,314
Subordinated debentures	141	139	137	139	140
Total interest expense	14,184	14,094	12,468	10,997	9,345
Net interest income	44,622	42,969	42,026	42,061	39,497
Provision for credit losses	4,201	1,985	1,005	1,723	504
Net interest income after provision for credit losses	40,421	40,984	41,021	40,338	38,993
Noninterest income
Service charges and fees	3,620	3,435	3,316	3,349	3,234
Mortgage banking revenue	3,092	3,252	2,606	2,288	2,621
Insurance commission and fee income	3,203	3,036	3,510	2,481	3,306
Gain (loss) on sales of securities, net	20	—	—	(8)	—
(Loss) gain on sales and disposals of other assets, net	(132)	(166)	3	(23)	(207)
Limited partnership investment income (loss)	279	(418)	400	745	(552)
Swap fee income	1,351	172	511	299	518
Change in fair value of equity investments	—	367	—	—	—
Other fee income	414	360	276	592	364
Other income	1,033	1,138	982	865	953
Total noninterest income	12,880	11,176	11,604	10,588	10,237
Noninterest expense
Salaries and employee benefits	21,523	22,764	22,613	21,333	21,054
Occupancy and equipment, net	4,274	4,200	4,044	3,830	4,169
Data processing	1,763	1,810	1,587	1,839	1,523
Electronic banking	924	892	689	699	761
Communications	411	647	586	513	490
Advertising and marketing	930	1,089	798	1,351	1,245
Professional services	956	839	904	1,024	982
Regulatory assessments	(387)	691	711	666	411
Loan related expenses	1,315	790	669	810	718
Office and operations	1,712	1,849	1,481	1,516	1,499
Intangible asset amortization	302	353	364	367	371
Franchise tax expense	683	492	489	309	352
Other income	658	679	446	766	769
Total noninterest expense	35,064	37,095	35,381	35,023	34,344
Income before income tax expense	18,237	15,065	17,244	15,903	14,886
Income tax expense	3,620	2,782	3,089	2,725	2,568
Net income	$14,617	$12,283	$14,155	$13,178	$12,318
Basic earnings per common share	$0.62	$0.52	$0.60	$0.56	$0.52
Diluted earnings per common share	0.62	0.52	0.60	0.55	0.52

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,305,006	$1,219,470	$1,202,269	$1,228,402	$1,162,274
Construction/land/land development	509,905	524,999	488,167	429,660	406,249
Residential real estate	680,803	651,988	638,064	629,714	585,931
Total real estate	2,495,714	2,396,457	2,328,500	2,287,776	2,154,454
Commercial and industrial	1,367,595	1,341,652	1,287,300	1,272,566	1,193,035
Mortgage warehouse lines of credit	304,917	224,939	202,744	207,871	233,325
Consumer	20,271	21,549	19,799	20,892	20,267
Total loans held for investment	4,188,497	3,984,597	3,838,343	3,789,105	3,601,081
Less: Allowance for loan losses	37,126	36,683	35,578	34,203	35,727
Loans held for investment, net	$4,151,371	$3,947,914	$3,802,765	$3,754,902	$3,565,354

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$7,460	$9,423	$8,622	$8,281	$8,851
Construction/land/land development	860	1,111	922	935	960
Residential real estate	5,254	4,978	5,196	6,668	7,220
Commercial and industrial	17,745	14,810	15,309	15,792	9,285
Consumer	153	156	206	180	238
Total nonperforming loans held for investment	31,472	30,478	30,255	31,856	26,554
Nonperforming loans held for sale	1,462	2,049	1,390	741	1,391
Total nonperforming loans	32,934	32,527	31,645	32,597	27,945
Repossessed assets	4,565	3,554	3,659	3,739	3,306
Total nonperforming assets	$37,499	$36,081	$35,304	$36,336	$31,251
Classified assets	$73,516	$80,124	$77,619	$82,914	$80,092
Past due loans held for investment (1)	29,965	31,884	37,841	34,085	24,846

Allowance for loan losses
Balance at beginning of period	$36,683	$35,578	$34,203	$35,727	$34,151
Provision for loan losses	3,435	1,782	823	1,886	1,113
Loans charged off	5,415	840	608	3,583	1,009
Loan recoveries	2,423	163	1,160	173	1,472
Net charge-offs (recoveries)	2,992	677	(552)	3,410	(463)
Balance at end of period	$37,126	$36,683	$35,578	$34,203	$35,727

Credit quality ratios
Total nonperforming assets to total assets	0.69%	0.70%	0.72%	0.75%	0.67%
Total nonperforming loans to total loans	0.77	0.80	0.82	0.85	0.77
Nonperforming loans held for investment to loans held for investment	0.75	0.76	0.79	0.84	0.74
Past due loans held for investment to loans held for investment	0.72	0.80	0.99	0.90	0.69
Allowance for loan losses to nonperforming loans held for investment	117.97	120.36	117.59	107.37	134.54
Allowance for loan losses to total loans held for investment	0.89	0.92	0.93	0.90	0.99
Net charge-offs (recoveries) to total average loans held for investment (annualized)	0.29	0.07	(0.06)	0.37	(0.05)
____________________________

(1)	Past due loans held for investment are defined as loans 30 days past due or more.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	September 30, 2019		June 30, 2019		September 30, 2018
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,259,274	5.22%	$1,209,645	5.16%	$1,122,377	4.96%
Construction/land/land development	533,328	5.48	505,119	5.70	392,936	5.34
Residential real estate	676,650	5.07	640,123	4.90	575,126	4.75
Commercial and industrial	1,340,684	5.26	1,310,611	5.36	1,120,431	4.96
Mortgage warehouse lines of credit	236,042	4.92	203,524	5.45	228,031	5.37
Consumer	20,959	6.90	20,902	7.01	20,129	6.91
Loans held for investment	4,066,937	5.23	3,889,924	5.29	3,459,030	5.00
Loans held for sale	33,814	4.15	23,927	3.45	22,157	5.20
Loans Receivable	4,100,751	5.22	3,913,851	5.27	3,481,187	5.00
Investment securities-taxable	448,766	2.48	492,169	2.61	440,676	2.50
Investment securities-nontaxable	103,053	3.21	103,485	3.37	125,489	3.60
Non-marketable equity securities held in other financial institutions	49,025	2.76	44,974	3.80	32,058	2.31
Interest-bearing balances due from banks	152,580	2.39	164,686	2.67	148,853	2.38
Federal funds sold	—	—	—	—	1,304	2.03
Total interest-earning assets	4,854,175	4.81%	4,719,165	4.85%	4,229,567	4.58%
Noninterest-earning assets(1)	325,374		324,786		310,804
Total assets	$5,179,549		$5,043,951		$4,540,371

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,071,990	1.36%	$2,050,058	1.39%	$1,963,821	1.01%
Time deposits	828,993	2.16	830,399	2.13	740,893	1.54
Total interest-bearing deposits	2,900,983	1.59	2,880,457	1.61	2,704,714	1.16
Federal funds purchased	—	—	118	2.89	—	—
FHLB advances and other borrowings	475,860	1.96	436,142	2.11	204,607	2.40
Securities sold under agreements to repurchase	25,302	1.09	34,049	1.36	34,284	0.92
Junior subordinated debentures	9,661	5.69	9,654	5.69	9,633	5.67
Total interest-bearing liabilities	3,411,806	1.65%	3,360,420	1.68%	2,953,238	1.26%
Noninterest-bearing deposits	1,076,344		1,018,081		984,330
Other liabilities(1)	102,895		88,689		68,553
Total liabilities	4,591,045		4,467,190		4,006,121
Stockholders' Equity	588,504		576,761		534,250
Total liabilities and stockholders' equity	$5,179,549		$5,043,951		$4,540,371
Net interest spread		3.16%		3.17%		3.32%
Net interest margin		3.65%		3.65%		3.70%
Net interest income margin - (tax- equivalent)(2)		3.69%		3.70%		3.76%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $23.7 million, $25.8 million and $29.9 million for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.

(2)
In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.